As filed with the Securities and Exchange Commission on January 19, 2021

File No. 000-24520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

W TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3021770 (I.R.S. Employer Identification No.)
9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California (Address of principal executive offices)	90210 (Zip Code)

Registrant’s telephone number, including area code: (424) 522-9977

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 (this “Registration Statement”) of W Technologies, Inc. (the “Company”, “we”, “our” or “W Technologies”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as “anticipate”, “plan”, “believe”, “expect”, “estimate”, and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company’s securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of management’s efforts to implement the Company’s business plan;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our plan of operation; and

●	the ability of the Company to meet the other risks as may be described in future filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Registration Statement to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Item 1. Business.

We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware in May 1996 as IMSCO Technologies, Inc. In 2001, we changed our name to Global Sports and Entertainment, Inc. In 2002, we changed our name to GWIN, Inc. We changed our name to Winning Edge International, Inc. in 2006 and in 2007, we changed our name to W Technologies, Inc.

In February 2020, as a result of a change in our management, we transitioned our business model to the sales and distribution of medical-related devices and supplies. On April 20, 2020, we executed a letter of intent for the exclusive global rights to a proprietary technology designed to remove viruses owned by a company located in Germany. After extensive and careful due diligence of the technology, on June 8, 2020, we announced that we decided not to proceed with this transaction and terminated the letter of intent. The Company is now exploring other opportunities.

On November 6, 2019, we entered into an agreement (the “11/6/19 Agreement”) with Mid Atlantic Capital Associates, Inc. (“MACA”) pursuant to which MACA would acquire a controlling equity interest in the Company through certain transactions. By Letter Agreement dated December 7, 2020 (the “12/7/20 Agreement”), the 11/6/19 Agreement was replaced in full. The 12/7/20 Agreement provides that (i) the Company would assign a new note of the Company, of which $399,832 is principal and interest of $173,400 (the “Note”) to MACA; (ii) the Company will cancel certain preferred stock of the Company; (iii) the Company would issue 550,000 restricted shares of common stock of the Company, valued at $275,000; (iv) the Company would issue a convertible note for $40,753 to MACA in repayment of expenses paid by MACA (the “Expense Note”), and (v) the Company would issue 500,000 shares of newly designated Series F Preferred Stock of the Company (the “Series F Stock”) to MACA. Subsequent to the execution of the 12/7/20 Agreement, the Company and MACA amended some of the terms of the 12/7/20 Agreement by oral agreement.  Pursuant to such agreements, on December 9, 2020, the Company filed Certificates of Withdrawal with the Secretary of State of the State of Delaware to withdraw the Certificates of Designation for the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as no shares of any such series of preferred stock remained outstanding. On December 10, 2020, the Company designated 1,000,000 shares of its preferred stock as the Series F Convertible Preferred Stock (the “Series F Stock”).  Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes. On December 11, 2020, all 1,000,000 shares of Series F Stock were issued and sold to MACA for total consideration of $100. Following this sale, MACA has the ability, through its ownership of Series F Stock, to elect directors of its choosing and thus is able to control the direction of the Company. See “Security Ownership of Certain Beneficial Owners and Management” on page 16. The Series F Stock also participates in distributions with the common stock on an as-converted basis.  The shares of common stock as referenced in clause (iii) above were issued to Daniel Belanger as representative of certain current and prior shareholders.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the rate of 22% per annum (“Default Interest”). Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

The number of shares of common stock to be issued upon each conversion of the Note will be determined by dividing the Conversion Amount (as hereinafter defined) by the applicable conversion price. The term “Conversion Amount” means, with respect to any conversion of the Note, the sum of (1) the principal amount of the Note to be converted in such conversion plus (2) at MACA’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in the Note to the conversion date, plus (3) at MACA’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at MACA’s option, any amounts owed to MACA pursuant to the terms of the Note.

The conversion price is the average of the lowest two Trading Prices (as hereinafter defined) for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date. “Trading Price” means the closing price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”) as reported by a reliable reporting service designated by MACA (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets”. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the conversion price of such Notes.

The Expense Note was issued, as described above.  In connection with these transactions, but prior to their full consummation, on February 21, 2020, Mikael Lundgren became the sole officer and director of the Company.

Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for so long as it is subject to those requirements.

The Company is a shell company in that it has no or nominal operations and either no or nominal assets. At this time, the Company’s purpose is to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of an Exchange Act registered corporation. The Company will not restrict its search to any specific business, industry, or geographical location and the Company may participate in a business venture of virtually any kind or nature. This discussion of the proposed business is purposefully general and is not meant to be restrictive of the Company’s virtually unlimited discretion to search for and enter into potential business opportunities.

Although there is no guarantee that a merger with a private, operating business would result in any benefit to our current or future shareholders, the Company believes there exists a potential benefit to the shareholders from the consummation of such a merger or acquisition. For example, our common stock may become more attractive to the financial community, resulting in an increased share price and/or greater liquidity. Moreover, if all of the preconditions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), are met, including the introduction of an operating business, current restricted shareholders may be able to utilize Rule 144 for the sale of their shares. Currently, Rule 144 is not available as further described below in Risk Factors. There is no guarantee that any of these possible benefits will come to fruition.

Other perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock.

Negotiations with any merger candidate are expected to focus on the percentage of the Company which the target company shareholders would acquire in exchange for all of their shareholdings in the target company. Depending upon certain factors, such as the target company’s assets and liabilities, the Company’s current shareholders will most likely hold a substantially lesser percentage ownership interest in the Company following any merger or acquisition. The percentage ownership may be subject to significant reduction in the event the Company acquires an operating business with substantial assets. Any merger or acquisition effected by the Company can be expected to have a significant dilutive effect on the percentage of shares held by the Company’s then shareholders. Management does not expect to negotiate a cash payment in exchange for the outstanding shares held by non-affiliates.

In applying the foregoing criteria, none of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the Company’s limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired. In addition, we will be competing against other entities that possess greater financial, technical and managerial capabilities for identifying and completing business combinations.

We may seek a business opportunity with entities which have recently commenced operations, or which wish to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes. We may acquire assets and establish wholly owned subsidiaries in various businesses or acquire existing businesses as subsidiaries.

We would not be obligated nor does management intend to seek pre-approval by our shareholders prior to entering into a transaction.

The Company intends to promote itself privately. The Company anticipates that the selection of a business opportunity in which to participate will be complex and risky. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, management believes that there are numerous firms seeking the perceived benefits of a publicly registered corporation. Such perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes), for all shareholders, and other factors.

There are different situations for private companies which may make a reverse merger more attractive to an operating private company than filing its own registration statement on Form 10. It takes significant time and effort just to be able to learn to file the necessary documents through the EDGAR database, especially if the operating company has not invested in filing software to streamline the process, which is expensive. We believe that small companies are usually in a hurry to raise capital and some investors require that the private companies they invest in are or become Securities and Exchange Commission (“SEC”) reporting. This is because some investors desire to have an exit strategy and a reverse merger with a Form 10 shell company is perceived to be one step closer to liquidity. It should be noted that if a public shell company consummates a reverse merger with a private operating company, the company will be required to file a Current Report on Form 8-K within four days of the transaction and that the Form 8-K will need to include audited financial statements of the private operating company and pro forma financial statements giving effect to the business combination.

The Company has, and will continue to have, little or no capital with which to provide the owners of business opportunities with any significant cash or other assets. As of July 31, 2020, the Company’s fiscal year end, the Company had a cash balance of $0. Management believes that the Company will be able to offer owners of acquisition candidates the opportunity to acquire a controlling ownership interest in a publicly registered company without incurring the cost and time of completing such initial registration. The owners of the business opportunities will, however, incur significant legal and accounting costs in connection with the acquisition of a business opportunity, including the costs of preparing Current Reports on Form 8-K, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and agreements and related reports and documents. The Exchange Act specifically requires that any merger or acquisition candidate comply with all applicable reporting requirements, which include providing audited financial statements to be included within the numerous filings relevant to complying with the Exchange Act. The Company has not conducted market research and is not aware of statistical data which would support the perceived benefits of a merger or acquisition transaction for the owners of a business opportunity.

The analysis of new business opportunities will be undertaken by, or under the supervision of, our officers and directors, or successor management, with such outside assistance as they may deem appropriate. The Company intends to concentrate on identifying preliminary prospective business opportunities, which may be brought to our attention through present associations of the Company’s officers and directors. In analyzing prospective business opportunities, the Company will consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable but which then may be anticipated to impact the proposed activities of the Company; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors. The Company will not acquire or merge with any company for which audited financial statements are not available.

MACA has the ability, through its ownership of Series F preferred stock, to elect directors of its choosing and thus, is able to control the direction of the Company. Accordingly, MACA will have substantial flexibility in identifying and selecting a prospective new business opportunity. In reviewing business opportunities, management will also consider such factors as: (a) potential for growth, indicated by new technology, anticipated market expansion or new products; (b) competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole; (c) strength and diversity of management, either in place or scheduled for recruitment; (d) capital requirements and anticipated availability of required funds, to be provided by the registrant or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources; and (e) the extent to which the business opportunity can be advanced considering the availability of both human and economic capital.

The foregoing criteria are not intended to be exhaustive and there may be other criteria that the Company may deem relevant.

In evaluating a prospective business combination, we will conduct as extensive a due diligence review of potential targets as possible given the lack of information which may be available regarding private companies, our limited personnel and financial resources and the relative inexperience of our management with respect to such activities. We believe there are many companies and professionals with significantly more experience than our management that also are seeking business combination targets.

We expect that our due diligence will encompass, among other things, meetings with the target business’s incumbent management and inspection of its facilities, as necessary, as well as a review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, including but not limited to attorneys, accountants, consultants or other such professionals. At this time, the Company has not specifically identified any third parties that it may engage. The costs associated with hiring third parties as required to complete a business combination may be significant and are difficult to determine as such costs may vary depending on a variety of factors, including the amount of time it takes to complete a business combination, the location of the target company, and the size and complexity of the business of the target company.

Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a target business before we consummate a business combination. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable. We will be particularly dependent in making decisions upon information provided by the promoters, owners, sponsors or others associated with the target business seeking our participation.

The time and costs required to select and evaluate a target business and to structure and complete a business combination cannot presently be ascertained with any degree of certainty. The amount of time it takes to complete a business combination, the location of the target company, and the size and complexity of the business of the target company, whether current stockholders of the Company will retain equity in the Company, the scope of the due diligence investigation required, the involvement of the Company’s auditors in the transaction, possible changes in the Company’s capital structure in connection with the transaction, and whether funds may be raised contemporaneously with the transaction are all factors that determine the costs associated with completing a business combination transaction. The time and costs required to complete a business combination can be estimated once a business combination target has been identified. Any costs incurred with respect to the evaluation of a prospective business combination that is not ultimately completed will result in a loss to us.

The Company does not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as the Company has successfully identified such a merger or acquisition.

Management intends to devote such time as it deems necessary to carry out the Company’s affairs. We cannot project the amount of time that our management will actually devote to our plan of operations.

The Company intends to conduct its activities so as to avoid being classified as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and therefore to avoid application of the costly and restrictive registration and other provisions of the 1940 Act and the regulations promulgated thereunder.

Government Regulations

As a public company, we will be subject to the reporting requirements of the Exchange Act, which include the preparation and filing of current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K, respectively. The Exchange Act specifically requires that any merger or acquisition candidate comply with all applicable reporting requirements, which include providing audited financial statements to be included within the numerous filings relevant to complying with the Exchange Act.

The Company is a Blank Check Company

At present, the Company is a blank check company with no revenues and the Company has no specific business plan or purpose other than to seek new business opportunities or to engage in a merger or acquisition with an unidentified company. As a blank check company, any offerings of our securities would need to comply with Rule 419 under the Securities Act. The provisions of Rule 419 apply to every registration statement filed under the Securities Act by a blank check company. Rule 419 requires that the blank check company filing such registration statement to deposit the securities being offered and proceeds of the offering into an escrow or trust account pending the execution of an agreement for an acquisition or merger. In addition, the registrant is required to file a post-effective amendment to the registration statement containing the same information as found in a Form 10 registration statement upon execution of an agreement for such acquisition or merger. The rule provides procedures for the release of the offering funds in conjunction with the post effective acquisition or merger. The Company has no current plans to engage in any such offerings.

Acquisition Opportunities

MACA has the ability, through its ownership of Series F preferred stock, to elect directors of its choosing and thus, is able to control the direction of the Company. As a result, management will have substantial flexibility in identifying and selecting a prospective new business opportunity. In implementing a structure for a particular business acquisition, the Company may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. It may also acquire stock or assets of an existing business. On the consummation of a transaction, it is probable that the present management and shareholders of the Company will no longer be in control of the Company. In addition, the Company’s directors may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of the Company’s shareholders or may sell their stock in the Company. Moreover, management may sell or otherwise transfer his interest in the Company to new management who will then continue the Company business plan of seeking new business opportunities.

It is anticipated that any securities issued in any reorganization would be issued in reliance upon an exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of its transaction, the Company may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after the Company has successfully consummated a merger or acquisition.

The Company will participate in a business opportunity only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with the Company’s attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

The Company does not intend to provide its security holders with any complete disclosure documents or audited financial statements concerning an acquisition or merger candidate and its business prior to the consummation of any acquisition or merger transaction. In the event a proposed business combination involves a change in majority of directors of the Company, the Company will file and provide to stockholders a Schedule 14F-1, which shall include, information concerning the target company, as required. The Company will file a current report on Form 8-K, as required, within four business days of a business combination which results in the Company ceasing to be a shell company. This Form 8-K will include complete disclosure of the target company, including audited financial statements.

The present stockholders of the Company will likely not have control of a majority of the voting securities of the Company following a reorganization transaction. As part of such a transaction, all or a majority of the Company’s directors may resign and one or more new directors may be appointed without any vote by stockholders.

The Company has not expended funds on and has no plans to expend funds or time on product research or development.

Competition

The Company will remain an insignificant participant among the firms which engage in acquisition opportunities. There are many established venture capital and financial concerns which have significantly greater financial and personnel resources and technical expertise than the Company. In view of the Company’s combined extremely limited financial resources and limited management availability, the Company will continue to be at a significant competitive disadvantage compared to the Company’s competitors which are also in the business of seeking opportunities to engage in a merger or acquisition with other companies.

Employees

The Company currently has no employees. The business of the Company will be managed by its officers and directors and such officers or directors which may join the Company in the future, and who may become employees of the Company. The Company does not anticipate a need to engage any fulltime employees at this time.

Item 1A. Risk Factors.

RISK FACTORS

The following are certain risk factors that could affect our business, financial condition and results of operations. The risks that are highlighted below are not the only ones that we face. You should carefully consider each of the following risks and all of the other information contained in this Registration Statement.

We have a recent history of operating losses and expect to incur additional losses in the future until we realize commercial revenues.

We have sustained cumulative losses through the fiscal years ended July 31, 2020 and 2019. For the fiscal years ended July 31, 2020 and 2019, we reported comprehensive losses of $165,248 and $178,714, respectively. The accumulated deficit as of July 31, 2020 was $44,095,689. Our audit firm indicated in its opinion for the fiscal years ended July 31, 2020 and 2019 that there is a substantial risk that we will not be able to continue as a going concern. Our losses have had, and will continue to have, an adverse effect on our financial condition. Any failure to achieve and maintain profitability will continue to have an adverse effect on our financial condition and results of operations and may affect our ability to continue as a going concern.

MACA has a controlling interest in our company, which gives MACA the right to direct the company.

MACA has a controlling equity interest the Company through its ownership of Series F preferred shares, each of which has voting rights of 200 votes per share. MACA has the ability, through its ownership of Series F preferred shares, to elect directors of its choosing and thus, is able to control the direction of the Company. MACA’s interests may diverge from those of the other stockholders and this divergence may have a significant impact on our company.

We only have one member of our senior management team who also serves as our sole director.

Our senior management team consists of our Chief Executive Officer. He also serves as our sole director. We would benefit from having a board of directors that could bring additional perspective and knowledge. Lacking that perspective and experience will make it difficult to execute our growth plan. If our Chief Executive Officer was to leave the Company, this could adversely affect our business and the results of operations.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these employees exists. New members of management must have significant industry expertise when they join us or engage in significant training which, in many cases, requires significant time before they achieve full productivity. If we fail to attract, train, retain, and motivate our key personnel, our business and growth prospects could be adversely affected.

Furthermore, we are dependent upon our management team to oversee our operations. There can be no assurance that our management team will successfully achieve our business objectives. In the event these persons are ineffective, our business and results of operations could be adversely affected.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we are required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"). The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated.

We will continue to incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

As a public company, we will continue to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We will also continue to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC or other regulators. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

The COVID-19 pandemic may cause significant disruption to our business plan.

On January 20, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID- 19 outbreak as a pandemic, based on the rapid increase in global exposure.

The full impact of the COVID-19 outbreak continues to evolve. We are actively monitoring the impact on our business plan. Given the daily evolution of the COVID-19 outbreak and the global attempts to curb its spread, the Company is not yet able to fully estimate the effects of the COVID-19 outbreak. Additionally, the COVID-19 outbreak could have a continued adverse impact on economic and market conditions generally and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds and to continue as a going concern.

The Company has limited assets and no present source of revenues. The Company is dependent upon the financial support of MACA.

At present, our business activities are limited to seeking potential business opportunities. Due to our limited financial and personnel resources, there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives. We have only limited resources and have no operating income, revenues or cash flow from operations. MACA is providing us with funding, on an as needed basis, necessary for us to continue our corporate existence and our business objective to seek new business opportunities, as well as funding the costs, including professional accounting fees, of registering our securities under the Exchange Act and continuing to be a reporting company under the Exchange Act. We have no written agreement with MACA to provide any interim financing for any period. In addition, we will not generate any revenues unless and until we enter into a new business. As of July 31, 2020, we had no cash.

Management has broad discretion over the selection of our prospective business.

Any person who invests in our securities will do so without an opportunity to evaluate the specific merits or risks of any potential new prospective business in which we may engage. As a result, investors will be entirely dependent on the broad discretion and judgment of management in connection with the selection of a prospective business. The business decisions made by our management may not be successful.

Stockholders will not receive disclosure or information regarding a prospective business.

As of the date of this Registration Statement, we have not yet identified any prospective business or industry in which we may seek to become involved and at present we have no information concerning any prospective business. Management is not required to and will not provide shareholders with disclosure or information regarding prospective business opportunities. Moreover, a prospective business opportunity may not result in a benefit to shareholders or prove to be more favorable to shareholders than any other investment that may be made by shareholders and investors.

There is no active market for our common stock and accordingly, our stock is illiquid and may remain so.

Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. Accordingly, our stock is illiquid and may remain so.

We have not specified an industry for new prospective business opportunities and accordingly, risks associated with a specific business cannot be ascertained.

There is no basis for shareholders to evaluate the possible merits or risks of potential new business opportunities or the particular industry in which we may ultimately operate. To the extent that we effect a business combination with a financially unstable entity or an entity that is in its early stage of development or growth, including entities without established records of revenues or income, we will become subject to numerous risks inherent in the business and operations of that financially unstable company. In addition, to the extent that we effect a business combination with an entity in an industry characterized by a high degree of risk, we will become subject to the currently unascertainable risks of that industry. A high level of risk frequently characterizes certain industries that experience rapid growth, including internet companies. Although management will endeavor to evaluate the risks inherent in a particular new prospective business or industry, there can be no assurance that we will properly ascertain or assess all such risks or that subsequent events may not alter the risks that we perceive at the time of the consummation of any new business opportunity.

Our management could have future conflicts of interest in determining business opportunities.

Our management is not required to, nor will they, commit full time to our affairs. As a result, pursuing new business opportunities may require a greater period of time than otherwise. Management is not precluded from serving as an officer or director of any other entity that is engaged in business activities similar to those of the Company. Management is not currently an officer and director of any competing entities, but could become so in the future.

In the event that prior to the Company consummating a merger or acquisition, management becomes associated with another substantially similar entity, they will have a conflict of interest. Such conflict would result in a conflict of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a Delaware corporation are required to present certain business opportunities to a corporation for which they serve as an officer of director. In the event that our management has multiple business affiliations, he may have similar legal obligations to present certain business opportunities to multiple entities. In the event that a conflict of interest shall arise, management will consider factors such as reporting status, availability of audited financial statements, current capitalization and the laws of jurisdictions. In particular, management will likely present a business opportunity to an entity he controls that is current in its reporting obligations and has records sufficient to perform an audit. Moreover, management will likely present an opportunity to an entity he controls that is domiciled in Delaware or another state that management believes has well known corporate laws in the business community, prior to an entity domiciled in a less well known state. Further, management will consider the current capitalization of an entity they control in offering a business opportunity to such entity. In particular, management will consider whether they believe that the entity would be more attractive to an operating business following a change in capitalization such as a reverse split or decrease or increase in authorized capital stock. If several business opportunities or operating entities approach management with respect to a business combination, management will consider the foregoing factors as well as the preferences of the management of the operating company. In the event that all factors appear equal, management will likely present an operating company with a choice of blank check companies and defer to such operating company’s preference.

Management believes that operating companies will consider such factors as outstanding shares, outstanding shares held by non-affiliates, number of shareholders, reporting history, if any, outstanding liabilities or potential liabilities, tax losses, outstanding SEC comments, regulatory history, the name of an entity and the state of domicile of an entity. This list is not exclusive and the management of an operating company may have a preference for an entity for reasons that we cannot determine in advance. However, management will act in what it believes will be in the best interests of the shareholders of the Company. The Company shall not enter into a transaction with a target business that is affiliated with management. Moreover, in the event a business opportunity is presented to another entity controlled by management, management will continue to actively seek business opportunities for the Company.

In addition, conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other non-management stockholders, if any. A conflict of interest may arise between management’s personal pecuniary interest and its fiduciary duty to stockholders.

There are many blank check companies with which the Company will compete to attract business opportunities.

The Company expects to encounter intense competition from other entities seeking to pursue new business opportunities. Many of these entities are well-established and have extensive experience in identifying new prospective business opportunities. Many of these competitors possess greater financial, technical, human and other resources than we do. Based upon our limited financial and personnel resources, we may lack the resources as compared to those of many of our potential competitors.

Potential risks of an acquisition or merger with a foreign company.

If we enter into a business combination, acquisition or merger with a foreign concern, we will be subject to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, capital investment, resource self-sufficiency and balance of payments positions and in other respects.

The Company may require additional financing to maintain its reporting requirements and administrative expenses.

The Company has no revenues and is dependent upon the willingness of MACA to fund the costs associated with the reporting obligations under the Exchange Act, and other administrative costs associated with our corporate existence. We may not generate any revenues unless and until the commencement of new business operations. We believe that management will continue to provide sufficient funds to pay accounting and professional fees and other expenses to fulfill our reporting obligations under the Exchange Act until we commence business operations. Through the date of this Registration Statement, MACA has made a capital investment of $100,000. In the event that our available funds from our management and affiliates prove to be insufficient, we will be required to seek additional financing. Our failure to secure additional financing could have a material adverse effect on our ability to pay the accounting and other fees in order to continue to fulfill our reporting obligations and pursue our business plan. We do not have any arrangements with any bank or financial institution to secure additional financing and such financing may not be available on terms acceptable and in our best interests. We do not have any written agreement with our affiliates to provide funds for our operating expenses.

The Company’s amended and restated bylaws (the “Bylaws”) require that the sole and exclusive forum for certain actions be a state or federal court within the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our Bylaws provide that, unless the Company consents in writing, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located with the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Bylaws. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

State blue sky registration; potential limitations on resale of securities.

The holders of our shares of common stock and those persons, who desire to purchase our stock in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for the Company’s securities to be a limited one.

It is the present intention of the Company’s management, after the commencement of new business operations and the development of a secondary trading market for our shares, to seek coverage and publication of information regarding our Company in an accepted publication manual which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the Company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer’s officers and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Rule 144 Related Risk

A person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

      ●     1% of the total number of securities of the same class then outstanding; or

      ●     the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

The use of Rule 144 is prohibited for the resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

      ●     The issuer of the securities that was formerly a shell company has ceased to be a shell company;

      ●     The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

      ●     The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

      ●     At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

Rule 145 Related Risks

Affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquirer, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section). However, those persons who are affiliates of the acquirer, and those who become affiliates of the acquirer after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

Application of Rule 145 to Shell Companies

Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145. If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities). If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

      ●     The issuer must meet all of the conditions applicable to shell companies under Rule 144;

      ●     After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144’s volume limitations, adequate current public information requirement, and manner-of-sale requirements;

      ●     After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

      ●     After one year from the date of the acquisition, selling security-holders who are not affiliates or the acquirer may resell their securities without restriction.

We believe we will be considered a “smaller reporting company” and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act a “smaller reporting company” means an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

a) Had a public float of less than $250 million; or

b) Had annual revenues of less than $100 million and either:

a. No public float; or

b. A public float of less than $700 million.

Whether an issuer is a smaller reporting company is determined on an annual basis.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), and Bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include, among others, when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, our Certificate of Incorporation authorizes the issuance of shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board may, without shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

Item 2. Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presentation of management’s discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements, the accompanying notes thereto and other financial information appearing elsewhere in this Registration Statement. This section and other parts of this Registration Statement contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

Overview

We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware in May 1996 as IMSCO Technologies, Inc. In 2001, we changed our name to Global Sports and Entertainment, Inc. In 2002, we changed our name to GWIN, Inc. We changed our name to Winning Edge International, Inc. in 2006 and in 2007, we changed our name to W Technologies, Inc.

In February 2020, as a result of a change in our management, we transitioned our business model to the sales and distribution of medical-related devices and supplies. On April 20, 2020, we executed a letter of intent for the exclusive global rights to a proprietary technology designed to remove viruses owned by a company located in Germany. After extensive and careful due diligence of the technology, on June 8, 2020, we announced that we decided not to proceed with this transaction and terminated the letter of intent. The Company is now exploring other opportunities.

On November 6, 2019, we entered into an agreement (the “11/6/19 Agreement”) with Mid Atlantic Capital Associates, Inc. (“MACA”) pursuant to which MACA would acquire a controlling equity interest in the Company through certain transactions. By Letter Agreement dated December 7, 2020 (the “12/7/20 Agreement”), the 11/6/19 Agreement was replaced in full. The 12/7/20 Agreement provides that (i) the Company would assign a new note of the Company, of which $399,832 is principal and interest of $173,400 (the “Note”) to MACA; (ii) the Company will cancel certain preferred stock of the Company; (iii) the Company would issue 550,000 restricted shares of common stock of the Company, valued at $275,000; (iv) the Company would issue a convertible note for $40,753 to MACA in repayment of expenses paid by MACA (the “Expense Note”), and (v) the Company would issue 500,000 shares of newly designated Series F Preferred Stock of the Company (the “Series F Stock”) to MACA. Subsequent to the execution of the 12/7/20 Agreement, the Company and MACA amended some of the terms of the 12/7/20 Agreement by oral agreement.  Pursuant to such agreements, on December 9, 2020, the Company filed Certificates of Withdrawal with the Secretary of State of the State of Delaware to withdraw the Certificates of Designation for the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as no shares of any such series of preferred stock remained outstanding. On December 10, 2020, the Company designated 1,000,000 shares of its preferred stock as the Series F Convertible Preferred Stock (the “Series F Stock”).  Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes. On December 11, 2020, all 1,000,000 shares of Series F Stock were issued and sold to MACA for total consideration of $100. Following this sale, MACA has the ability, through its ownership of Series F Stock, to elect directors of its choosing and thus is able to control the direction of the Company. The Series F Stock also participates in distributions with the common stock on an as-converted basis.  The shares of common stock as referenced in clause (iii) above were issued to Daniel Belanger as representative of certain current and prior shareholders.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the rate of 22% per annum. Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

The Expense Note was issued, as described above. In connection with these transactions, but prior to their full consummation, on February 21, 2020, Mikael Lundgren became the sole officer and director of the Company.

Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as it is subject to those requirements.

The Company is a shell company in that it has no or nominal operations and either no or nominal assets. At this time, the Company’s purpose is to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of an Exchange Act registered corporation. The Company will not restrict its search to any specific business, industry, or geographical location and the Company may participate in a business venture of virtually any kind or nature. This discussion of the proposed business is purposefully general and is not meant to be restrictive of the Company’s virtually unlimited discretion to search for and enter into potential business opportunities.

Although there is no guarantee that a merger with a private, operating business would result in any benefit to our current or future shareholders, the Company believes there exists a potential benefit to the shareholders from the consummation of such a merger or acquisition. For example, our common stock may become more attractive to the financial community, resulting in an increased share price and/or greater liquidity. Moreover, if all of the preconditions of Rule 144 promulgated under the Securities Act of 1933 are met, including the introduction of an operating business, current restricted shareholders may be able to utilize Rule 144 for the sale of their shares. Currently, Rule 144 is not available as further described below in Risk Factors. There is no guarantee that any of these possible benefits will come to fruition.

Results of Operations and Known Trends or Future Events

For the quarterly period ended October 31, 2020 and fiscal year ended July 31, 2020, we have neither engaged in any operations nor generated any revenues. We will not generate any operating revenues until we are able to execute our business plan and secure the rights to offer products to the market. There has been no significant change in our financial and no material adverse change has occurred since the date of our audited financial statements.

On May 15, 2018, the Company sold 50% of its inventory to a third party through execution of a promissory note receivable totaling $15,000. The promissory note receivable carries zero interest, with a one-year term, and has no conversion rights. Terms of the promissory note receivable were amended upon default by the borrower as of May 15, 2019, the original maturity date. The Company amended and extended the promissory note receivable’s maturity date to May 15, 2020 in an effort to work with the borrower’s ability to repay the amount due us. Subsequent to extending the promissory note’s maturity date, and upon several attempts to collect the outstanding obligation from the borrower, the Company no longer considers it collectible. The Company has opted to elect to write-off this debt as a loss on settlement of note receivable on the statement of operations for the twelve months ended July 31, 2020.

As of the quarterly period ended October 31, 2020 and fiscal year ended July 31, 2020, the promissory note receivable had an outstanding balance owed to the Company of $0 and $0, respectively.

Liquidity and Capital Resources

Our liquidity needs have been satisfied through the sale of convertible notes. On July 31, 2020, we issued a Convertible Promissory Note to an investor in exchange for $40,573 cash consideration advanced for operating expenses incurred during the twelve months ended July 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of July 31, 2021, renewable by the lender.

On October 31, 2020, we issued a Convertible Promissory Note to an investor in exchange for $43,890 cash consideration advanced for operating expenses incurred during the three months ended October 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of October 31, 2021, renewable by the lender. We will continue to require additional capital to pay operating expenses.

We will continue to require additional capital to pay operating expenses.

Going Concern

We have only generated minimal revenues since inception, have sustained operating losses since inception, and we have a substantial accumulated deficit of $(44,186,067) at October 31, 2020. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. Our continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Item 3. Properties.

For our corporate offices, we utilize shared office space at 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California, 90210. This office space is provided to us at no charge by MACA.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 19, 2021, by:

●	Each director and each of our Named Executive Officers,

●	All executive officers and directors as a group, and

●	Each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

As of January 19, 2021, there were 3,355,016 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 19, 2021, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Named Executive Officers and Directors:
Mikael Lundgren	0		0.0%
All executive officers and directors as a group (1 person)	0		0.0%

5% Stockholders:
Charles Flynn c/o Mid Atlantic Capital Associates, Inc. 405 Kings Road London U.K. SW100BB	200,000,000	(2)	98.4	% (3)
Daniel Belanger 14-4625 Grand Blvd. Montreal, QC Canada H4B 271	550,000		16.4%
Fotis Andrianakos 449 Lake Shore Rd. Baconsfield, OC H9W 4J4 Canada	237,931		7.1%
Arkea Direct Bank Options/Equities Omnibus Account 100 Boulevard du Souverain 1170 Bruxelles	225,001		6.7%
Triad Residential Trust 449 Lakeshore Rd. Beaconsfield, OC H9W 4J4	200,000		6.0%
B. R. Rodriguez-Grullon 665 Rue Sabrina Laval, OC H7R 0B1	185,133		5.5%

1.	Based on 3,355,016 shares of common stock outstanding on January 19, 2021.

2.

Represents 200,000,000 shares of common stock which MACA has the right to acquire upon conversion of 1,000,000 shares of Series F Convertible Preferred Stock (the “Series F Stock”) held by MACA. Mr. Flynn is the sole owner of MACA. Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes.

3.

As of January 19, 2021, MACA does not hold any shares of common stock. The percent of class reflects the percentage of shares of common stock that MACA would hold if all 1,000,000 shares of Series F Stock were converted into 200,000,000 shares of common stock. If MACA exercised its right to convert its 1,000,000 shares of Series F Stock and 200,000,000 shares of common stock were issued to MACA, resulting in 203,355,016 shares of common stock outstanding, MACA would hold 98.4% of the then-outstanding common stock.

MACA Transaction

On November 6, 2019, we entered into an agreement (the “11/6/19 Agreement”) with MACA pursuant to which MACA would acquire a controlling equity interest in the Company through certain transactions. By Letter Agreement dated December 7, 2020 (the “12/7/20 Agreement”), the 11/6/19 Agreement was replaced in full. The 12/7/20 Agreement provides that (i) the Company would assign a new note of the Company, of which $399,832 is principal and interest of $173,400 (the “Note”) to MACA; (ii) the Company will cancel certain preferred stock of the Company; (iii) the Company would issue 550,000 restricted shares of common stock of the Company, valued at $275,000; (iv) the Company would issue a convertible note for $40,753 to MACA in repayment of expenses paid by MACA (the “Expense Note”), and (v) the Company would issue 500,000 shares of newly designated Series F Preferred Stock of the Company (the “Series F Stock”) to MACA. Subsequent to the execution of the 12/7/20 Agreement, the Company and MACA amended some of the terms of the 12/7/20 Agreement by oral agreement.  Pursuant to such agreements, on December 9, 2020, the Company filed Certificates of Withdrawal with the Secretary of State of the State of Delaware to withdraw the Certificates of Designation for the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as no shares of any such series of preferred stock remained outstanding. On December 10, 2020, the Company designated 1,000,000 shares of its preferred stock as the Series F Convertible Preferred Stock (the “Series F Stock”).  Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes. On December 11, 2020, all 1,000,000 shares of Series F Stock were issued and sold to MACA for total consideration of $100. Following this sale, MACA has the ability, through its ownership of Series F Stock, to elect directors of its choosing and thus is able to control the direction of the Company. The Series F Stock also participates in distributions with the common stock on an as-converted basis.  The shares of common stock as referenced in clause (iii) above were issued to Daniel Belanger as representative of certain current and prior shareholders.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the Default Interest rate of 22% per annum. Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

The number of shares of common stock to be issued upon each conversion of the Note will be determined by dividing the Conversion Amount by the applicable conversion price. The term “Conversion Amount” means, with respect to any conversion of the Note, the sum of (1) the principal amount of the Note to be converted in such conversion plus (2) at MACA’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in the Note to the conversion date, plus (3) at MACA’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at MACA’s option, any amounts owed to MACA pursuant to the terms of the Note.

The conversion price is the average of the lowest two Trading Prices for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date. “Trading Price” means the closing price on the OTC as reported by a reliable reporting service designated by MACA (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets”. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the conversion price of such Notes.

The Expense Note was issued, as described above. In connection with these transactions, but prior to their full consummation, on February 21, 2020, Mikael Lundgren became the sole officer and director of the Company.

Item 5. Directors and Executive Officers.

The following table sets forth the names, ages, positions and dates of appointment of our current directors and executive officers.

Name	Age	Position	Date Appointed
Mikael Lundgren	49	Chief Executive Officer and sole Director	February 2020

Since February 2020, Mr. Lundgren has served as our Chief Executive Officer and sole director. Prior to that time, Mr. Lundgren provided consulting services. In addition, Mr. Lundgren has served as an advisor to Royal Deals Abu Dhabi since 2016. Since March 2020, he has also served as a director at United Hunter Oil and Gas, a company focused on the exploration and production of oil. Since February 2018, Mr. Lundgren has served as Chief Financial Officer and a director of Universal Resources. On October 17, 2019, the SEC entered an order revoking registration of Universal Resources’ securities registered pursuant to Section 12 of the Exchange Act, effective October 18, 2019. Universal Resources is currently dormant. From 2017 to 2018, Mr. Lundgren served as Chief Operating Officer of Broadside Enterprises, Inc. Mr. Lundgren graduated from Lund University with an LLM.

Our directors are elected to serve until the next annual meeting of shareholders and until their respective successors will have been elected and will have qualified. Officers are not elected for a fixed term of office but hold office until their successors have been elected. Our sole director is not a party to any arrangement or understanding pursuant to which he was or is to be elected as a director.

Mr. Lundgren has not been involved in any negative legal proceedings as enumerated in Item 401(f) of Regulation S-K either in the past 10 years.

Item 6. Executive Compensation.

2020 Summary Compensation Table

The following table sets forth information with respect to the compensation awarded or paid to our named executive officers during the fiscal years ended July 31, 2020 and 2019 (collectively, the “named executive officers”) for all services rendered in all capacities to us in fiscal 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mikael Lundgren	2020	$50,000	(1)	0	0	0	0	0	0	$50,000
Chief Executive Officer	2019	$0		0	0	0	0	0	0	$0

(1)

No compensation has been paid to date to Mr. Lundgren and the Company has not entered into a compensation agreement with Mr. Lundgren. As compensation for Mr. Lundgren’s services as Chief Executive Officer, we are accruing annual compensation of $120,000 as of March 1, 2020 at a rate of $10,000 per month. We will continue to accrue his compensation at a monthly rate of $10,000 going forward.

There are no outstanding options, warrants or equity awards.

Director Compensation

The Company’s directors are not compensated for their services as directors of the Company. As discussed above, as compensation for Mr. Lundgren’s services as Chief Executive Officer, we are accruing annual compensation as of March 1, 2020 at a rate of $10,000 per month. For the fiscal year ended July 31, 2020, we accrued an aggregate of $50,000 for such services. We will continue to accrue his compensation at a monthly rate of $10,000 going forward.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

For its corporate offices, the Company utilizes shared office space at 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California 90210. This office space is provided to us at no charge by MACA.

Mr. Mikael Lundgren sits on the board of directors as the Company’s sole director and also serves as the Company’s Chief Executive Officer. As compensation for his services, we are accruing annual compensation of $120,000 as of March 1, 2020 at a rate of $10,000 per month. We will continue to accrue his compensation at a monthly rate of $10,000 going forward. Accrued compensation for years ended July 31, 2020 and 2019 was $50,000 and $0, respectively.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the rate of 22% per annum. Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

Director Independence

The Company is not listed on any exchange that requires director independence requirements, or any exchange at all at this time. We have not established our own definition for determining whether our director and nominees for directors are “independent” nor have we adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though Mr. Lundgren, our sole director, would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company.

Item 8. Legal Proceedings.

There are no pending or threatened legal or administrative actions pending or threatened against us that we believe would have a material effect on our business.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

Our common stock is quoted on the OTC Pink tier of the OTC Markets Group under the symbol “WTCG.” The OTC Market is a computer network that provides information on current “bids” and “asks,” as well as volume information.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Bid Prices
	Low	High
FISCAL 2019

First Quarter (August 1, 2018 to October 31, 2018)	$0.0211	$0.0500
Second Quarter (November 1, 2018 to January 31, 2019)	$0.0221	$0.0488
Third Quarter (February 1, 2019 to April 30, 2019)	$0.0200	$0.1000
Fourth Quarter (May 1, 2019 to July 31, 2019)	$0.0410	$0.1000

FISCAL 2020

First Quarter (August 1, 2019 to October 31, 2019)	$0.0150	$0.0410
Second Quarter (November 1, 2019 to January 31, 2020)	$0.0160	$0.0844
Third Quarter (February 1, 2020 to April 30, 2020)	$0.0310	$0.4501
Fourth Quarter Ended (May 1, 2020 to July 31, 2020)	$0.0637	$0.2300

FISCAL 2021

First Quarter (August 1, 2020 to October 31, 2020)	$0.0780	$0.4600
Second Quarter (November 1, 2020 to January 31, 2021) (1)	$0.3200	$0.8000

(1)	Reflects transactions through January 15, 2021.

On January 15, 2021, the closing bid price of our common stock as reported on the OTC Pink was $0.5832. As of July 31, 2020, there were approximately 449 holders of record of our common stock, including multiple beneficial holders at depositories, banks and brokers listed as a single holder in the street name of each respective depository, bank or broker.

Dividend Policy

We have never declared or paid cash dividends on our capital stock, and we currently have no plans to do so. Our current policy is to retain all of our earnings to finance future growth, pay down our existing indebtedness and repurchase our common stock. The existing covenants under certain of our credit facilities also place limits on our ability to issue dividends and repurchase stock.

Item 10. Recent Sales of Unregistered Securities.

On July 31, 2020, the Company issued a Convertible Promissory Note to MACA in exchange for $40,573 cash consideration advanced for operating expenses incurred during the twelve months ended July 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of July 31, 2021, renewable by the lender.

On October 31, 2020, the Company issued a Convertible Promissory Note to an investor in exchange for $43,890 cash consideration advanced for operating expenses incurred during the three months ended October 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of October 31, 2021, renewable by the lender.

On December 10, 2020, the Company issued 550,000 shares of the Company’s common stock to Daniel Belanger as representative of certain current and prior shareholders.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the Default Interest rate of 22% per annum. Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

The number of shares of common stock to be issued upon each conversion of the Note will be determined by dividing the Conversion Amount by the applicable conversion price. The term “Conversion Amount” means, with respect to any conversion of the Note, the sum of (1) the principal amount of the Note to be converted in such conversion plus (2) at MACA’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in the Note to the conversion date, plus (3) at MACA’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at MACA’s option, any amounts owed to MACA pursuant to the terms of the Note.

The conversion price is the average of the lowest two Trading Prices for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date. “Trading Price” means the closing price on the OTC as reported by a reliable reporting service designated by MACA (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets”. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the conversion price of such Notes.

We believe the offer, sale and issuance of the above securities were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder because the issuance of securities to the recipient did not involve a public offering.

Item 11. Description of Registrant’s Securities to be Registered.

General

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our common stock does not have cumulative voting rights. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Although there are no provisions in our Certificate of Incorporation or Bylaws that may delay, defer or prevent a change in control, our board of directors (the “Board”) is authorized, without stockholder approval, to issue shares of Preferred Stock that may contain rights or restrictions that could have this effect. Holders of common stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

The Company has 10,000,000,000 authorized shares of common stock, $0.0001 par value per share, and 50,000,000 authorized shares of preferred stock, $0.0001 par value per share. At July 31, 2020, there were 2,805,016 shares of common stock, 120,000 Series A Preferred Shares, and 25,000,000 Series E Preferred Shares, issued and outstanding, respectively. At January 19, 2021, there were 3,355,016 shares of common stock, 120,000 Series A Preferred Shares, and 1,000,000 Series F Preferred Shares, issued and outstanding, respectively. All of our outstanding shares of common stock are fully paid and nonassessable.

Election of Directors

The holders of shares of common stock shall appoint the members of our board of directors. Each share of common stock is entitled to one vote.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our Certificate of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person.

Exclusive Forum Provision

Our Bylaws provide that, unless the Company consents in writing, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located with the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Bylaws. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The exclusive forum provision contained in the Company’s Bylaws may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors

Our Bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term and until his successor shall be duly chosen.

Special Meetings of Stockholders

Under our Bylaws, a special meeting of stockholders (other than a special meeting for the election of directors), unless otherwise prescribed by statute, may only be called by the board and may be called at any time by the board. At any special meeting, only such business may be transacted as is related to the purpose(s) of such meeting set forth in the notice thereof given pursuant to the terms of the Bylaws or in any waiver of notice thereof, each pursuant to the terms of the Bylaws. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Description of our Preferred Stock

The Company has 50,000,000 authorized shares of preferred stock, $0.0001 par value per share. At July 31, 2020, there were 120,000 Series A Preferred Shares issued and outstanding, and 25,000,000 Series E Preferred Shares issued and outstanding. At January 19, 2021, there were 120,000 Series A Preferred Shares issued and outstanding, and 1,000,000 Series F Preferred Shares issued and outstanding.

The 120,000 Series A preferred shares were issued to a former officer and director who donated the Series A preferred shares to a charity. Each share of Series A preferred stock has one vote being equal to the voting rights of common stock. The Series A preferred stock is convertible on a one-for-one basis. As the time to convert the Series A preferred stock has elapsed, the Series A preferred stock is basically without any value.

Each share of Series F preferred stock has a number of votes equal to the number of shares of common stock of the Company into which such share of Series F preferred stock is then convertible and votes together with the common stock, or any class thereof, as applicable, on such matter for as long as the share of Series F preferred stock is issued and outstanding. The Series F preferred stock is not entitled to vote on any matter on which solely another class of preferred stock is entitled to vote as a separate class.

Each share of Series F preferred stock is convertible into 200 shares of common stock at the election of the holder.

Holders of Series F preferred stock are entitled to receive such dividends and other distributions, on shares of Series F preferred Stock as and when paid on the common stock, payable on the Series F preferred stock on an as-converted basis.

Limitations on Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
●	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
●	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

Our Bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 12. Indemnification of Directors and Officers.

The DGCL and our Certificate of Incorporation and Bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Our Certificate of Incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the DGCL as the same exists or may hereafter be amended.

Our By-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under Item 15 of this Registration Statement (and the financial statements referenced therein). That section is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 16, 2020

To the Board of Directors and Shareholders of W Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of W Technologies, Inc. (“the Company”) as of July 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the two years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years ended July 31, 2020 and 2019, respectively, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a loss from operations and an accumulated deficit. It also intends to fund operations through future financing, of which no assurance can be given that the Company will be successful in raising such capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Slack & Company CPAs LLC

We have served as the Company’s auditor since 2020

Fort Mill, SC

W TECHNOLOGIES, INC.

BALANCE SHEET

(Audited)

	July 31, 2020	July 31, 2019

ASSETS
Cash and cash equivalents	$-	$-
Inventory	-	15,000
Note receivable	-	15,000
Total Current Assets	-	30,000

TOTAL ASSETS	$-	$30,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accrued expenses	50,000	15,000
Accrued interest	176,722	128,029
Convertible notes payable	440,405	399,832
Derivative Liability	184,382	173,400
Total Current Liabilities	851,509	716,261

TOTAL LIABILITIES	851,509	716,261

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized;
Series A – 120,000 shares issued and outstanding	12	12
Series E – 25,000,000 shares issued and outstanding	2,500	2,500
Common stock, $0.0001 par value, 10,000,000,000 shares authorized, 2,805,016 shares issued and outstanding at July 31, 2020 and July 31, 2019 respectively	281	281
Additional paid in capital	43,291,637	43,291,637
Treasury stock	(50,250)	(50,250)
Accumulated deficit	(44,095,689)	(43,930,441)
TOTAL STOCKHOLDERS’ DEFICIT	(851,509)	(686,261)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$0	$30,000

The accompanying notes to the financial statements are an integral part of these statements.

W TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(Audited)

	Year Ended July 31,
	2020	2019

REVENUE
Revenues, net	$-	$-

OPERATING EXPENSES
Selling, general and administrative	96,068	24,561

OPERATING LOSS	(96,068)	(24,561)

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt	5,495	45,946
Loss on settlement of note receivable	(15,000)	-
Loss on change in derivatives	(10,982)	(173,400)
Interest expense	(48,693)	(26,699)

LOSS BEFORE INCOME TAXES	(165,248)	(178,714)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(165,248)	$(178,714)

Net Loss Per Share: Basic and Diluted	$(0.06)	$(0.06)

Weighted Average Number of Shares Outstanding: Basic and Diluted	2,805,016	2,805,016

The accompanying notes to the financial statements are an integral part of these statements.

W TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

(Audited)

	Year Ended July 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(165,248)	$(178,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on change in derivatives	10,982	173,400
Gain on extinguishment of debt	(5,495)	(45,946)
Change in current assets and liabilities
Note receivable	15,000	-
Inventory	15,000	-
Accrued expenses	35,000	-
Accrued interest	48,693	26,699
NET CASH USED IN OPERATING ACTIVITIES	(46,068)	(24,561)

NET CASH PROVIDED BY INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Convertible note payable	40,573	-
Advances, net	5,495	24,561
NET CASH PROVIDED BY FINANCING ACTIVITIES	46,068	24,561

NET CHANGE IN CASH	$-	$-

Cash and Cash Equivalents – Beginning of Period	$-	$-

Cash and Cash Equivalents – End of Period	$-	$-

The accompanying notes to the financial statements are an integral part of these statements.

W TECHNOLOGIES, INC.

STATEMENT OF CHANGES TO STOCKHOLDERS’ EQUITY (DEFICIT)

(Audited)

	Series A Preferred		Series D Preferred		Series E Preferred		Common Stock		Additional Paid-In Capital ($)	Treasury Stock ($)	Deficit ($)	Total ($)
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)
Balance July 31, 2018	120,000	12	-	-	25,000,000	2,500	2,805,016	281	43,291,637	(50,250)	(43,751,727)	(507,547)

Net loss for the period	-	-	-	-	-	-	-	-	-	-	(178,714)	(178,714)
Balance July 31, 2019	120,000	12	-	-	25,000,000	2,500	2,805,016	281	43,291,637	(50,250)	(43,930,441)	(686,261)

Net loss for the period	-	-	-	-	-	-	-	-	-	-	(165,248)	(165,248)
Balance July 31, 2020	120,000	12	-	-	25,000,000	2,500	2,805,016	281	43,291,637	(50,250)	(44,095,689)	(851,509)

The accompanying notes to the financial statements are an integral part of these statements.

W TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

July 31, 2020

NOTE 1 – ORGANIZATION AND BUSINESS

W Technologies, (the "Company") was incorporated in the State of Nevada in 1986 as IMSCO Technologies. We reincorporated in Massachusetts in 1987 and then we reincorporated in Delaware in 1996. In 2001 we changed our name to Global Sports and Entertainment, Inc. On August 22, 2002 we changed our name to GWIN, Inc. Then on September 22, 2006 we changed our name to Winning Edge International, Inc. On October 2, 2007 we became W Technologies, Inc.

The Company transitioned its business model to the sales and distribution of medical-related devices and supplies. A change in our management initiated this change in our business model in February 2020. On April 20, 2020, the Company received a proposed Letter of Intent for the exclusive and global rights to a proprietary technology designed to remove viruses. After extensive and careful due diligence of the German company warranting the technology of the devices, on June 8, 2020, the Company announced that it decided not to proceed with this transaction.

Going forward, the Company will continue to identify and execute upon investment opportunities including medical equipment for the sanitation of medical devices and/or systems.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has only generated minimal revenues since inception, has sustained operating losses since inception, and has a substantial accumulated deficit of $(44,095,689) at July 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties.  No assurance can be given that the Company will be successful in these efforts.

Management plans to identify adequate sources of funding to provide operating capital for continued growth.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principals of Consolidation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company accounts for cash and cash equivalents under FASB ASC 305, “Cash and Cash Equivalents”, and considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities.”

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at July 31, 2020 or 2019, respectively.

Financial Instruments

The Company’s balance sheet includes certain financial instruments: primarily accounts payable, accruals and debt obligations. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 -

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of July 31, 2020 and 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company has embedded derivatives associated with its convertible debt of $184,382 measured at fair value at June 30, 2020.

	June 30, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability				$184,382

Total				$184,382

The Company has embedded derivatives associated with its convertible debt of $173,400 measured at fair value at June 30, 2019.

	June 30, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability				$173,400

Total				$173,400

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Stock-Based Compensation

FASB ASC 718 “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Recently Issued Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Subsequent events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued (Note 11).

NOTE 4 – NOTE RECEIVABLE

On May 15, 2018, the Company sold 50% of its inventory to a third party through execution of a promissory note receivable totaling $15,000. The promissory note receivable carries zero interest, with a one-year term, and has no conversion rights.

Terms of the promissory note receivable were amended upon default by the borrower as of May 15, 2019; the original maturity date. The Company amended and extended the promissory note receivable’s maturity date to May 15, 2020 in effort to work with the borrower’s ability to repay the amount due us.

Subsequent to extending the promissory note’s maturity date, and upon several attempts to collect the outstanding obligation from borrower, the Company no longer considers it collectible. The Company has opted to elect to write-off this debt as a loss on settlement of note receivable on the statement of operations for the twelve months ending July 31, 2020.

As of July 31, 2020, and 2019, the promissory note receivable had an outstanding balance owed to the Company of $0 and $15,000, respectively.

NOTE 5 – ADVANCES

Prior to July 31, 2020, the Company was advanced approximately $51,441 by a former related party. The consideration advanced did not have any supporting paperwork, agreement, or formal documentation to substantiate an organized claim. Due to this, Management’s inability to substantiate the proper documentation associated with the advances described above, and lack of any collection effort(s) from outside party(s) or entity(s) asserting an interest in the consideration provided, the Company chose to write these advances off in the current period as a gain on extinguishment of debt for $5,495 and $45,746 during the twelve months ended July 31, 2020 and 2019, respectively. At July 31, 2020 and 2019, outstanding advances payable were $-0- in both periods, respectively.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On June 25, 2015, the Company issued a Convertible Promissory Note (“New Note”) to an investor for $399,832. The New Note succeeds two notes issued originally in September 2006, and it superseded the terms of the September 2006 Notes pursuant to an agreement dated June 25, 2015. Terms of the New Note provide for a conversion option into common shares at a discount of 20% off-market, a weighted average interest rate of approximately 7% annual interest (payable to investor), and an original maturity date of June 25, 2016; renewable by investor. As of July 31, 2020, and 2019, the New Note was in default. As of the date of this Report, this New Note was re-issued in November 2020 with a new maturity date in 2021 (see Note 11). The balance of the New Note as of July 31, 2020 and 2019 was $399,832 at the end of both periods, respectively. Derivative gain (expense) and corresponding liability associated to this New Note was $1,111 and ($173,400) for the twelve months ending and as of July 31, 2020 and 2019, respectively. Accrued unpaid interest associated with the New Note as of July 31, 2020 and 2019 was $176,722 and $128,029, respectively. Interest expense incurred for the twelve months ending July 31, 2020 and 2019 on the New Note was $46,693 and $26,699, respectively.

On July 31, 2020 the Company entered into a Convertible Promissory Note with an investor in exchange for $40,573 cash consideration advanced for operating expenses incurred during the twelve months ended July 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of July 31, 2021; renewable by the lender. Balance of the Convertible Promissory Note as of July 31, 2020 and 2019 was $40,573 and $-0-, respectively. Derivative expense and corresponding liability associated to this Convertible Promissory Note agreement was $12,093 and $0 for the twelve months ending and as of July 31, 2020 and 2019, respectively. Interest expense incurred during the twelve months ended July 31, 2020 and 2019 on the Convertible Promissory Note was $-0- for both periods, respectively.

NOTE 7 – INVENTORY

Contemporaneous with the change in management on February 21, 2020 and a new business strategy, the new management found it prudent to shed itself of the remaining inventory asset.

Considering that this technology-based asset is in excess of five years it was rendered nearly obsolete. In addition, based upon the non-collectability of the Note Receivable referenced in Note 4, representing the remaining 50% of the original asset acquired by the Company in 2014, management found it justifiable to remove the asset in its entirety as the asset was incapable of being valued in a justifiable manner.

Inventory totals as of July 31, 2020 and 2019 were $-0- and $15,000, respectively. Inventory is recorded at the lower of cost or fair market value.

NOTE 8 – RELATED PARTY TRANSACTIONS

For its corporate offices, the Company utilizes shared office space at 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California, 90210.

Mr. Mikael Lundgren sits on the board of directors as the Company’s sole director and also serves as the Company’s Chief Executive Officer. As compensation for his services we are accruing annual compensation of $120,000 as of March 1, 2020 at a rate of $10,000 per month. We will continue to accrue his compensation at a monthly rate of $10,000 going forward. Accrued compensation for years ended July 31, 2020 and 2019 was $50,000 and $0, respectively.

NOTE 9 – SHAREHOLDERS’ EQUITY

The Company has 10,000,000,000 authorized common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought.

There were 2,805,016 common shares issued and outstanding at July 31, 2020 and 2019, respectively.

Preferred Stock

The Company has 50,000,000 authorized preferred shares with a par value of $0.0001 per share. There are Preferred Series A, and Preferred Series E outstanding. At July 31, 2020 there were 120,000 Series A Preferred Shares issued and outstanding; and 25,000,000 Series E Preferred Shares issued and outstanding.

The Series A Preferred (“A Preferred”) were issued to a former officer/director who donated the A Preferred to a charity. The A Preferred has one vote for share of A Preferred being equal to the voting rights of common stock. The A Preferred is convertible on a one to one ratio, as aforesaid. Presently, the time to convert the A Preferred has elapsed so the A Preferred is basically without any value.

The 25,000,000 shares of Series E Preferred (“E Preferred”) has voting rights on an as converted basis. Each share of E Preferred has 60 votes per share. Each E Preferred is convertible into common stock on a one for one basis. The E Preferred will be acquired by MACA as described in Note 11 below. See Note 11 for the terms of the acquisition.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation, claims and assessments

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such matters as of July 31, 2020 or 2019, respectively.

NOTE 11 – SUBSEQUENT AND OTHER EVENTS

On April 20, 2020 the Company has transitioned into the product sales and distribution market via a Letter of Intent (LOI) for the exclusive and global rights to a proprietary technology designed to remove viruses. After extensive and careful due diligence of the German company warranting the technology of the devices, on June 8, 2020, the Company announced that it decided not to proceed with this transaction and terminated the LOI. The Company is now exploring other opportunities.

On November 6, 2019, we entered into an agreement (the “11/6/19 Agreement”) with MACA pursuant to which MACA would acquire a controlling equity interest in the Company through certain transactions. By Letter Agreement dated December 7, 2020 (the “12/7/20 Agreement”), the 11/6/19 Agreement was replaced in full. The 12/7/20 Agreement provides that (i) the Company would assign a new note of the Company, of which $399,832 is principal and interest of $173,400 (the “Note”) to MACA; (ii) the Company will cancel certain preferred stock of the Company; (iii) the Company would issue 550,000 restricted shares of common stock of the Company, valued at $275,000; (iv) the Company would issue a convertible note for $40,753 to MACA in repayment of expenses paid by MACA (the “Expense Note”), and (v) the Company would issue 500,000 shares of newly designated Series F Preferred Stock of the Company (the “Series F Stock”) to MACA. Subsequent to the execution of the 12/7/20 Agreement, the Company and MACA amended some of the terms of the 12/7/20 Agreement by oral agreement.  Pursuant to such agreements, on December 9, 2020, the Company filed Certificates of Withdrawal with the Secretary of State of the State of Delaware to withdraw the Certificates of Designation for the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as no shares of any such series of preferred stock remained outstanding. On December 10, 2020, the Company designated 1,000,000 shares of its preferred stock as the Series F Convertible Preferred Stock (the “Series F Stock”).  Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes. On December 11, 2020, all 1,000,000 shares of Series F Stock were issued and sold to MACA for total consideration of $100. Following this sale, MACA has the ability, through its ownership of Series F Stock, to elect directors of its choosing and thus is able to control the direction of the Company. The Series F Stock also participates in distributions with the common stock on an as-converted basis.  The shares of common stock as referenced in clause (iii) above were issued to Daniel Belanger as representative of certain current and prior shareholders.

On December 16, 2020, the Company issued the Note in the principal amount of $573,232 to MACA. The Note bears interest at the rate 8% per annum and matures on December 16, 2023. Any amount of principal or interest on the Note that is not paid when due bears interest at the rate of 22% per annum. Pursuant to the terms of the Note, MACA has the right from time to time, and at any time during the period beginning on the date which is 180 days following December 16, 2020 and ending on the later of (i) the maturity date and (ii) the date of payment of the Default Amount (as defined in the Note), each in respect of the remaining outstanding amount of the Note to convert all or any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of the Company’s common stock, subject to, among other things, a 4.99% equity blocker.

The Expense Note was issued, as described above. In connection with these transactions, but prior to their full consummation, on February 21, 2020, Mikael Lundgren became the sole officer and director of the Company.

Consolidated Financial Statements

W Technologies, Inc.

CONSOLIDATED BALANCE SHEETS

	OCTOBER 31, 2020	OCTOBER 31, 2019
		(Unaudited)
ASSETS
Current Assets:
Cash	$-	$-
Inventory		15,000
Note Receivable-current portion		15,000
Total Current Assets		30,000

TOTAL ASSETS	$-	$30,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Accrued Expenses	83,500	15,000
Accrued Interest Payable	187,713	-
Note Payable	43,889	45,946
Convertible Notes Payable (Note 6)	440,405	537,174
Shareholder Loan	1,998	-
Derivative Liability	184.382	-
Total Current Liabilities	941,887	598,120

TOTAL LIABILITIES	757,505	598,120

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $.0001 par value, 50,000,000 shares authorized Series A- 120,000 Issued and Outstanding at October 31, 2020 and October 31, 2019 respectively	12	60
Series E – 25,000,000 Issued and Outstanding at October 31, 2020 and October 31, 2019 respectively see (Note 11)	2,500	2,500
Common Stock, $.0001 par value 10,000,000,000 shares authorized 2,805,016 Issued and Outstanding at October 31, 2020 and October 31, 2019 respectively	281	281
Additional paid-in-capital	43,291,637	43,291,637
Treasury Stock	(50,250)	(50,250)
Accumulated deficit	(44,186,067)	(43,812,300)
Total Stockholders’ Equity (Deficit)	(941,887)	(568,120)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$-	$30,000

The accompanying notes are an integral part of these financial statements.

W Technologies, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Three Months Ended October 31, 2020 and 2019

(Unaudited)

	2020	2019
REVENUES:	$-	$-
Cost of Revenue	-	-
Gross Profit	-	-

OPERATING EXPENSES:
General & Administrative	1,015	3,900
Computer systems	896	-
Legal fees	21,045	-
Officer compensation	30,000	-
Professional fees	12,650	-
Travel and entertainment	11,500	-
Transfer Agent fees	2,281	-
Total Operating Expenses	79,387	3,900
Net operating income/(loss)	(79,387)	(3,900)

OTHER INCOME (EXPENSE)
Finance and interest fees	(10,991)	(9,478)
Amortization of debt discount		-
Changes in derivative liability		-
Loss from extinguish of debt		-
Total other Income/(Expense)	(10,991)	(9,478)
NET INCOME/(LOSS)	$(90,378)	$(13,378)

Basic and Diluted Income/(Loss) per Common Share	$(.0322)	$(0.005)
Weighted Average Number of Common Shares Outstanding	2,805,016	2,805,016

The accompanying notes are an integral part of these financial statements.

W Technologies, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Three Months Ended October 31, 2020 and 2019

(Unaudited)

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(90,378)	$(13,378)
Adjustments to reconcile net loss to net cash provided
By operating activities:
Changes in operating assets and liabilities
Increase/ (decrease) in accounts payable		-
Increase/ (decrease) in accrued expenses	33,500	3,900
Increase/ (decrease) in accrued interest payable	10,991	9,478
Net cash used in operating activities	45,887	-

Net cash provided by (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable	43,889	-
Proceeds shareholder loan	1,998	-
Net cash provided by (used in) financing activities	45,887	-

Net increase (decrease) in cash and cash equivalents	-	-

Cash and cash equivalents - beginning of period	-	-

Cash and cash equivalents - end of period	$-	$-

The accompanying notes are an integral part of these financial statements.

W Technologies, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For The Three Months Ended October 31, 2020

	Preferred Series A		Preferred Series E		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Value	Shares	Value	Shares	Amount	Capital	Stock	Deficit	Total

Balance – July 31, 2018 (Unaudited)	120,000	$12	25,000,000	$2,500	2,805,516	$281	43,291,637	(50,250)	(43,751,727)	(507,547)

Net Income/(Loss) July 31, 2019									(178,714))	(178,714)

Balance – July 31, 2019(Unaudited)	120,000	$12	25,000,000	$2,500	2,805,516	$281	43,291,637	(50,250)	(43,930,441)	(686,261)

Net Income/(Loss) July 31, 2020									(165,248)	(165,248)

Balance – July 31, 2020 (Unaudited)	120,000	$12	25,000,000	$2,500	2,805,516	$281	43,291,637	(50,250)	(44,095,689)	(851,509

Net Income/(Loss) October 31, 2020									(90,378)	(90,378)

Balance – October 31, 2020	120,000	$12	25,000,000	$2,500	2,805,516	$281	43,291,637	(50,250)	(44,186,067)	(941,887)

The accompanying notes are an integral part of these financial statements.

W TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

October 31, 2020

NOTE 1 – ORGANIZATION AND BUSINESS

W Technologies, (the "Company") was incorporated in the State of Nevada in 1986 as IMSCO Technologies. We reincorporated in Massachusetts in 1987 and then we reincorporated in Delaware in 1996. In 2001 we changed our name to Global Sports and Entertainment, Inc. On August 22, 2002 we changed our name to GWIN, Inc. Then on September 22, 2006 we changed our name to Winning Edge International, Inc. On October 2, 2007 we became W Technologies, Inc.

The Company transitioned its business model to the sales and distribution of medical-related devices and supplies. A change in our management initiated this change in our business model in February 2020. On April 20, 2020, the Company received a proposed Letter of Intent for the exclusive and global rights to a proprietary technology designed to remove viruses. After extensive and careful due diligence of the German company warranting the technology of the devices, on June 8, 2020, the Company announced that it decided not to proceed with this transactions.

Going forward, the Company will continue to identify and execute upon investment opportunities including medical equipment for the sanitation of medical devices and/or systems.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has only generated minimal revenues since inception, has sustained operating losses since inception, and has a substantial accumulated deficit of $(44,186,087) at October 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts.

Management plans to identify adequate sources of funding to provide operating capital for continued growth.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principals of Consolidation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company accounts for cash and cash equivalents under FASB ASC 305, “Cash and Cash Equivalents”, and considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities.”

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at October 31, 2020 or 2019, respectively.

Financial Instruments

The Company’s balance sheet includes certain financial instruments: primarily accounts payable, accruals and debt obligations. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 -

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of October 31, 2020 and 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company has embedded derivatives associated with its convertible debt of $184,382 measured at fair value at June 30, 2020.

	Quoted Prices in
		Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	June 30, 2020	(Level 1)	(Level 2)	(Level 3)
Derivative liability				$184,382

Total				$184,382

The Company has embedded derivatives associated with its convertible debt of $173,400 measured at fair value at June 30, 2019.

	Quoted Prices in
		Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	June 30, 2019	(Level 1)	(Level 2)	(Level 3)
Derivative liability				$173,400

Total				$173,400

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Stock-Based Compensation

FASB ASC 718 “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-Employees.” Measurement of share based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Recently Issued Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Subsequent events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued (Note 11).

NOTE 4 – NOTE RECEIVABLE

On May 15, 2018, the Company sold 50% of its inventory to a third party through execution of a promissory note receivable totaling $15,000. The promissory note receivable carries zero interest, with a one-year term, and has no conversion rights.

Terms of the promissory note receivable were amended upon default by the borrower as of May 15, 2019; the original maturity date. The Company amended and extended the promissory note receivable’s maturity date to May 15, 2020 in effort to work with the borrower’s ability to repay the amount due us.

Subsequent to extending the promissory note’s maturity date, and upon several attempts to collect the outstanding obligation from borrower, the Company no longer considers it collectible. The Company has opted to elect to write-off this debt as a loss on settlement of note receivable on the statement of operations for the twelve months October 31, 2020.

As of October 31, 2020 and 2019, the promissory note receivable had an outstanding balance owed to the Company of $0 and $15,000, respectively.

NOTE 5 – ADVANCES

Prior to October 31, 2020, the Company was advanced approximately $51,441 by a former related party. The consideration advanced did not have any supporting paperwork, agreement, or formal documentation to substantiate an organized claim. Due to this, Management’s inability to substantiate the proper documentation associated with the advances described above, and lack of any collection effort(s) from outside party(s) or entity(s) asserting an interest in the consideration provided, the Company chose to write these advances off in the current period as a gain on extinguishment of debt for $5,495 and $45,746 during the twelve months ended July 31, 2020 and 2019, respectively. At October 31, 2020 and 2019, outstanding advances payable were $-0- in both periods, respectively.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On June 25, 2015, the Company issued a Convertible Promissory Note (“New Note”) to an investor for $399,832. The New Note succeeds two notes issued originally in September 2006, and it superseded the terms of the September 2006 Notes pursuant to an agreement dated June 25, 2015. Terms of the New Note provide for a conversion option into common shares at a discount of 20% off-market, a weighted average interest rate of approximately 7% annual interest (payable to investor), and a original maturity date of June 25, 2016; renewable by investor. As of July 31, 2020 and 2019, the New Note was in default. As of the date of this Report, this New Note was re-issued in November 2020 with a new maturity date in 2021 (see Note 11). The balance of the New Note as of July 31, 2020 and 2019 was $399,832 at the end of both periods, respectively. Derivative gain (expense) and corresponding liability associated to this New Note was $1,111 and ($173,400) for the twelve months ending and as of July 31, 2020 and 2019, respectively. Accrued unpaid interest associated with the New Note as of July 31, 2020 and 2019 was $176,722 and $128,029, respectively. Interest expense incurred for the twelve months ending July 31, 2020 and 2019 on the New Note was $46,693 and $26,699, respectively.

On July 31, 2020 the Company entered into a Convertible Promissory Note with an investor in exchange for $40,573 cash consideration advanced for operating expenses incurred during the twelve months ended July 31, 2020 for operating expenses incurred during the period. Terms of the Convertible Promissory Note provide for a conversion option into common shares to the investor at a 20% discount off market, an 8% annual interest payable to investor, and a final maturity date of July 31, 2021; renewable by the lender. Balance of the Convertible Promissory Note as of July 31, 2020 and 2019 was $40,573 and $-0-, respectively Derivative expense and corresponding liability associated to this Convertible Promissory Note agreement was $12,093 and $0 for the twelve months ending and as of July 31, 2020 and 2019, respectively. Interest expense incurred during the twelve months ended July 31, 2020 and 2019 on the Convertible Promissory Note was $-0- for both periods, respectively.

NOTE 7 – INVENTORY

Contemporaneous with the change in management on February 21, 2020 and a new business strategy, the new management found it prudent to shed itself of the remaining inventory asset.

Considering that this technology-based asset is in excess of five years it was rendered nearly obsolete. In addition, based upon the non-collectability of the Note Receivable referenced in Note 4, representing the remaining 50% of the original asset acquired by the Company in 2014, management found it justifiable to remove the asset in its entirety as the asset was incapable of being valued in a justifiable manner.

Inventory totals as of October 31, 2020 and 2019 were $-0- and $15,000, respectively. Inventory is recorded at the lower of cost or fair market value.

NOTE 8 – RELATED PARTY TRANSACTIONS

For its corporate offices, the Company utilizes shared office space at 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California, 90210.

Mr. Mikael Lundgren sits on the board of directors as the Company’s sole director and also serves as the Company’s Chief Executive Officer. As compensation for his services we are accruing annual compensation of $120,000 as of March 1, 2020 at a rate of $10,000 per month. We will continue to accrue his compensation at a monthly rate of $10,000 going forward. Accrued compensation for the three months ended October 31, 2020 and 2019 was $30,000 and $0, respectively.

NOTE 9 – SHAREHOLDERS’ EQUITY

The Company has 10,000,000,000 authorized common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote on any matter on which action of the stockholders of the corporation is sought.

There were 2,805,016 common shares issued and outstanding at October 31, 2020 and 2019, respectively.

Preferred Stock

The Company has 50,000,000 authorized preferred shares with a par value of $0.0001 per share. There are Preferred Series A, and Preferred Series E outstanding. At July 31, 2020 there were 120,000 Series A Preferred Shares issued and outstanding; and 25,000,000 Series E Preferred Shares issued and outstanding.

The Series A Preferred (“A Preferred”) were issued to a former officer/director who donated the A Preferred to a charity. The A Preferred has one vote for share of A Preferred being equal to the voting rights of common stock. The A Preferred is convertible on a one to one ratio, as aforesaid. Presently, the time to convert the A Preferred has elapsed so the A Preferred is basically without any value.

The 25,000,000 shares of Series E Preferred (“E Preferred”) has voting rights on an as converted basis. Each share of E Preferred has 60 votes per share... Each E Preferred is convertible into common stock on a one for one basis. The E Preferred will be acquired by MACA as described in Note 11 below. See Note 11 for the terms of the acquisition.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation, claims and assessments

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such matters as of October 31, 2020 or 2019, respectively.

NOTE 11 – SUBSEQUENT AND OTHER EVENTS

On November 6, 2019, we entered into an agreement (the “11/6/19 Agreement”) with Mid Atlantic Capital Associates, Inc. (“MACA”) pursuant to which MACA would acquire a controlling equity interest in the Company through certain transactions. By Letter Agreement dated December 7, 2020 (the “12/7/20 Agreement”), the 11/9/19 Agreement was replaced in full. The 12/7/20 Agreement provides that (i) the Company would assign a new note of the Company, of which $399,832 is principal and interest of $173,400 (the “Note”) to MACA; (ii) the Company will cancel certain preferred stock of the Company; (iii) that the Company would issue 550,000 restricted shares of common stock of the Company, valued at $275,000; (iv) the issuance of a convertible note for $40,753 to MACA in repayment of expenses paid by MACA (the “Expense Note”), and (v) the issuance of 500,000 shares of newly designated Series F Preferred Stock of the Company (the “Series F Stock) to MACA. Subsequently to the execution of the 12/7/20 Agreement, the Company and MACA amended some of the terms of the 12/7/20 Agreement by oral agreement.  Pursuant to such agreements, on December 9, 2020, the Company filed Certificates of Withdrawal with the Secretary of State of the State of Delaware to withdraw the Certificates of Designation for the Company’s Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock  and Series E Preferred Stock, as no shares of any such series of preferred stock remained outstanding. On December 10, 2020, the Company designated 1,000,000 shares of its preferred stock as the Series F Convertible Preferred Stock (the “Series F Stock”).  Each share of the Series F Stock is convertible into 200 shares of common stock, subject to customary adjustments for stock splits, etc., and has a number of votes equal to the number of shares of common stock into which it is convertible, voting with the common stock together as one class, which currently results in all 1,000,000 shares of Series F Stock having 200 million votes. On December 11, 2020, all 1,000,000 shares of Series F Stock were issued and sold to MACA for total consideration of $100. Following this sale, MACA has the ability, through its ownership of Series F Stock, to elect directors of its choosing and thus is able to control the direction of the Company. The Series F Stock also participates in distributions with the common stock on an as-converted basis.  The shares of common stock as referenced in clause (iii) above were issued to Daniel Belanger as representative of certain current and prior shareholders, and the Note and the Expense Note were assigned or issued, as applicable as described above. In connection with these transactions, but prior to their full consummation, on February 21, 2020, Mikael Lundgren became the sole officer and director of the Company.

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

3.1 *	Certificate of Incorporation, as amended, of the registrant.

3.2 *	Amended and Restated Bylaws of the registrant.

4.1 *	Convertible Note issued on June 25, 2015.

4.2 *	Convertible Note issued on July 31, 2020.

4.3 *	Convertible Promissory Note dated October 31, 2020.

4.4 *	Convertible Promissory Note dated December 16, 2020.

10.1 *	Letter Agreement dated November 6, 2019 by and between the registrant and Mid Atlantic Capital Associates, Inc.

10.2 *	Letter Agreement dated December 7, 2020 by and between the registrant and Mid Atlantic Capital Associates, Inc.

* Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

W TECHNOLOGIES, INC.

Date: January 19, 2021	By: /s/ Mikael Lundgren Name: Mikael Lundgren Title: Chief Executive Officer